EXHIBIT 99.1

[LOGO OF INTERLINK ELECTRONICS]

INTERLINK ELECTRONICS ANNOUNCES THIRD QUARTER

2003 FINANCIAL RESULTS

•	Revenues up 18.4% to $7.8 million
•	Net income up 500% to $238,000, or 2 cents per share

Camarillo, California – October 27, 2003 – Interlink Electronics, Inc. (NASDAQ:LINK), a world leader in the development of intuitive interface technologies and solutions for business and home applications, today announced its financial results for the third quarter of 2003.

Revenues for the three months ended September 30, 2003 totaled $7.85 million, up 18.4% from the $6.63 million reported in the third quarter of 2002 and up 5% as compared to $7.48 million for the second quarter of 2003. Operating income for the third quarter of 2003 was $280,000, up by 833% compared to operating income of $30,000 for the third quarter of last year and up 42% from $197,000 for the second quarter of this year. Net income for the quarter was $238,000, or $0.02 earnings per diluted share, as compared to net income of $40,000, or break-even per diluted share, in the third quarter of 2002 and net income of $181,000, or $0.02 per diluted share, for the second quarter of 2003.

For the first nine months of 2003, revenues totaled $22.3 million, a 24% increase over the $18.1 million for the first nine months of 2002. Operating income totaled $536,000 for the nine months ended September 30, 2003 as compared to a loss of $692,000 in the same period of 2002. Net income rose to $659,000, or $0.06 earnings per diluted share, in the first nine months of 2003 from a loss of $692,000, or a $0.07 loss per diluted share, in the first nine months of 2002.

“Overall, we are pleased with our performance in the third quarter. Consolidated revenue grew by over 18% over the third quarter of last year, reflecting solid growth in our business communications segment and the progress we have made in positioning our e-transactions platform with key customers and strategic partners,” said E. Michael Thoben, Chairman, CEO and President of Interlink Electronics.

“The third quarter marks the Company’s seventh consecutive quarter of improving financial performance and is an affirmation we are building momentum. Revenue for the first nine months was up 24% over the same period in 2002. In addition, gross margin for the nine months improved to 41.8%, from 41.2% a year ago, reflecting the positive contribution of new products to our product mix. As we head into the fourth quarter, we believe that we are well positioned to meet improving demand for both OEM and branded Business Communications products. Our expectation is for this growth trend to continue in coming quarters and we expect that this momentum, along with the adoption of our E-Transactions platform and continued introduction of innovative products, will exert a positive influence on our financials.”

“Revenue from our Business Communications segment for the third quarter reached $5.2 million or a 20% sequential quarterly growth over the second quarter,” continued Mr. Thoben. “For the first nine months of the year Business Communications has seen a revenue increase over the same period of last year of 32% or $14.8 million versus $11.2 million. This growth continues to be driven by the recovery of our OEM business worldwide and strong retail sales of the Company’s branded products.”

“Revenues from our Home Entertainment business segment grew to $928,000 in the third quarter reflecting both seasonality of sensor sales to Microsoft for Xbox controllers and the Company’s continued success as we ship advanced remote controls into the home environment markets with our existing OEM projector customers.”

“Revenue growth from our E-Transactions segment slowed this quarter to $591,000 after doubling the previous three quarters”, said Mr. Thoben. “Our year-to-date sales are up 56% and our momentum in the market remains very encouraging. Specifically, we saw a significant increase in proof of concepts and field trials in the financial services markets during the third quarter, which should set the stage for continued growth in the quarters to come.”

Mr. Thoben noted that the Company’s financial position remains strong with $19.6 million in shareholders’ equity, an improving cash position to $6.1 million and only $1.2 million in debt.

“In summary”, Mr. Thoben concluded, “we are very encouraged by our financial, operational and strategic successes so far this year. We believe we are well positioned in several growth markets, with the right product mix, proprietary technologies and business relationships to support our strategic objectives.”

Interlink Electronics Highlights in Third Quarter 2003:

•	Fincentric Corporation, a leading global provider of enterprise banking software, announced the integration of Interlink’s ePad electronic signature solution into its Wealthview™ Banking system. Fincentric’s first deployment of the e-signature-enabled system is at Rainier Pacific Bank, who projects it to be fully operational in late 2003.

•	Mercedes-Benz AMG GmbH, a subsidiary of DaimlerChrysler AG, announced its deployment of Interlink’s ePad electronic signature solution as part of an extensive project to control and optimize its internal document processes. Mercedes-Benz will utilize Interlink’s ePad-ink to capture and verify handwritten signatures on electronic documents used in its manufacturing process.

•	Interlink Electronics announced the availability of the consumer electronics industry’s most compact and advanced OEM pointing device. Measuring less than 10mm x 10mm x 1.4mm, the Company’s new MicroNav is perhaps the world’s smallest integrated “mouse,” enabling 360° cursor pointing for cells phones, PDAs, tablet PCs, MP3 players, digital cameras and host of other portable electronic devices.

About Interlink Electronics, Inc.

Interlink Electronics, Inc. (NASDAQ:LINK) is a world leader in the development of intuitive interface technologies and solutions for business and home applications. Creating today’s interface standards, our Business Communications, E-Transactions, Home Entertainment and Specialty businesses have established Interlink Electronics as the comprehensive source for branded and OEM solutions. Selected customers include Dell, HP/Compaq, InFocus, Microsoft, Mitsubishi, NEC, Sanyo, Sharp, Sony and Toshiba.

Recognized worldwide for innovative interface technologies and solutions, Interlink Electronics serves an international customer-base from its corporate headquarters in Camarillo, California and offices in Tokyo, Hong Kong and China. The Company currently holds more than 70 patents on sensor technologies, e-signature technologies, wireless communications protocols and product design properties. See Interlink Electronics online at http://www.interlinkelectronics.com/ or in Japan at http://www.interlinkelec.co.jp/

All registrations and trademarks are properties of their respective owners

Summarized Consolidated Statements of Operations

(GAAP Basis)

(000’s except per share data)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2003	2002	2003	2003	2002
	(unaudited)			(unaudited)
Revenue	$7,848	$6,629	$7,476	$22,326	$18,065
Gross profit	3,285	2,701	3,126	9,341	7,442

Product development and research	828	748	817	2,564	2,481
Sales, marketing and administration	2,177	1,923	2,112	6,241	5,653

Total operating expenses	3,005	2,671	2,929	8,805	8,134

Operating income (loss)	280	30	197	536	(692)

Other income (loss)	(6)	10	(4)	177	—
Provision for tax expense	36	—	12	54	—

Net income (loss)	$238	$40	$181	$659	$(692)

Earnings (loss) per share—basic	$0.02	$—	$0.02	$0.07	$(0.07)
Earnings (loss) per share—diluted	$0.02	$—	$0.02	$0.06	$(0.07)

Weighted average shares—basic	10,599	9,770	9,807	10,062	9,764
Weighted average shares—diluted	11,643	10,435	11,108	11,065	9,764

Selected Consolidated Balance Sheet Data (000’s)

(GAAP Basis)

	September 30, 2003	Dec. 31, 2002
	(unaudited)
Cash and cash equivalents	$6,116	$7,906
Working capital	19,711	16,247
Total assets	24,350	21,766
Long-term debt	1,168	1,401
Stockholders’ equity	19,572	16,133

This document contains forward-looking statements that involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the forward-looking statements: business conditions and growth in the electronics industry and general economies, both domestic and international; lower than expected customer orders; delays in receipt of orders or cancellation of orders; competitive factors, including increased competition, new product offerings by competitors and price pressures; the availability of third party parts and supplies at reasonable prices; changes in product mix; significant quarterly performance fluctuations due to the receipt of a significant portion of customer orders and product shipments in the last month of each quarter; and product shipment interruptions due to manufacturing problems. The forward-looking statements contained in this document regarding industry and revenue trends, industry product and technology acceptance, future business relationships and future business activities should be considered in light of these factors.

Conference Call Information

October 27, 2003 at 2:00 p.m. ET

Live Call-in #: 888-566-5773

Live International Call-in #: 773-756-4631

(Pass Code: “LINK”)

Web cast address: http://www.interlinkelectronics.com

Telephonic replay available until November 27, 2003

Telephonic replay call in # (US) 888-568-0610 or (Intl) 402-998-1511

Contacts:

[LOGO OF INTERLINK ELECTRONICS]

Interlink Electronics, Inc.

546 Flynn Rd, Camarillo, CA 93012

http://www.interlinkelectronicls.com

Company Media Contact:

Keith M. Roberts

Director, Corporate Communications

(805) 484-8855, ext. 130

kroberts@interlinkelectronics.com

Investor Contact: Michelle Lockard Investor Relations Coordinator (805) 484-8855, ext. 114 mlockard@interlinkelectronics.com